Filed pursuant to Rule 424(b)(3)
1933 Act File No. 333-269139

PROSPECTUS SUPPLEMENT dated September 16, 2024
(to Prospectus dated June 9, 2023, as supplemented from time to time)

EAGLE POINT CREDIT COMPANY INC.

$500,000,000 of Common Stock

Up to 200,000 Shares of 6.50% Series C Term Preferred Stock due 2031

Liquidation Preference $25 per share

Up to 4,500,000 Shares of 6.75% Series D Preferred Stock

Liquidation Preference $25 per share

Up to 1,000,000 Shares of 8.00% Series F Term Preferred Stock due 2029

Liquidation Preference $25 per share

This prospectus supplement supplements the prospectus supplement dated February 23, 2024, or the “Supplement,” and the accompanying prospectus thereto dated June 9, 2023, or the “Base Prospectus.” The Base Prospectus and Supplement, and all supplements to or documents incorporated by reference into the Base Prospectus and Supplement, are collectively referred to as the “Prospectus.” The Prospectus relates to the offering of shares of our common stock, par value $0.001 per share, our 6.50% Series C Term Preferred Stock due 2031, our 6.75% Series D Preferred Stock, and our 8.00% Series F Term Preferred Stock due 2029 in an “at-the-market” offering pursuant to the Fourth Amended and Restated At Market Issuance Sales Agreement, dated February 22, 2024, with B. Riley Securities, Inc., or the “Sales Agreement.”

Investing in our securities involves a high degree of risk, including the risk of a substantial loss of investment. Before purchasing any shares of our common stock, you should read the discussion of the principal risks of investing in our securities, which are summarized in “Risk Factors” beginning on page S-16 of the Supplement and page 13 of the Base Prospectus, as well as in other documents incorporated by reference into the Prospectus.

The terms “Company,” “we,” “us” and “our” refer to Eagle Point Credit Company Inc., a Delaware corporation, and its consolidated subsidiaries.

UPDATE TO “AT-THE-MARKET” OFFERING

Effective as of the date of this prospectus supplement, the Company updated the amount of shares of its 6.75% Series D Preferred Stock to be sold pursuant to the Sales Agreement from 1,600,000 to 4,500,000 shares, representing an aggregate liquidation preference of $112,500,000 (inclusive of any shares of 6.75% Series D Preferred Stock previously sold pursuant to the Sales Agreement).